Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form F-1 (“Registration Statement”) of our report dated December 30, 2020, relating to the consolidated financial statements of ATIF Holdings Limited included in its annual report (Form 20-F) for the year ended July 31, 2020, which contained an uncertainty about the Company’s ability to continue as a going concern. We also consent to the reference to our firm under the heading “Experts” in such Registration Statement.

 /s/ Friedman LLP

New York, New York

April 27, 2021